UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 18, 2017
 Farmer Bros. Co.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-34249	95-0725980
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1912 Farmer Brothers Drive, Northlake, Texas 76262
(Address of Principal Executive Offices)

(888) 998-2468
(Registrant’s Telephone Number, Including Area Code)

13601 North Freeway, Suite 200, Fort Worth, Texas 76177
(Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).    Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

Item 1.01 Entry into a Material Definitive Agreement.
Asset Purchase Agreement
On August 18, 2017, Farmer Bros. Co., a Delaware corporation (the “Company”), entered into an Asset Purchase Agreement (the “Purchase Agreement”) with Boyd Assets Co., a Delaware corporation and wholly owned subsidiary of the Company (“Buyer”), Boyd Coffee Company, an Oregon corporation (“Seller”), and each of the parties set forth on Exhibit A thereto (collectively with Seller, the “Seller Parties”). Under the terms of the Purchase Agreement, Seller will sell and Buyer will purchase substantially all of the assets of Seller (the “Transaction”) in consideration of cash and Preferred Stock.
The aggregate purchase price consists of up to $42 million in cash and up to 21,000 shares of Series A Convertible Participating Cumulative Perpetual Preferred Stock, par value $1.00 per share (the “Preferred Stock”), subject to closing and post-closing adjustments as well as certain hold-backs of cash and stock. At the closing of the Transaction, the Company will hold back approximately $4.2 million in cash and 6,300 shares of Preferred Stock to secure Seller’s (and the other Seller Parties’) indemnification and certain other obligations.
The shares of Preferred Stock have the terms described below in Item 3.03.
The Purchase Agreement contains representations, warranties, and indemnification provisions of the parties customary for transactions of this type. Until the consummation of the Transaction, Seller has agreed, subject to certain exceptions, to conduct the business in the ordinary course.
The Purchase Agreement contains specified termination rights for the parties, including a mutual termination right in the event the closing has not occurred on or prior to November 30, 2017.
The consummation of the Transaction is subject to customary closing conditions, which may be waived by the applicable parties, including, subject to certain materiality exceptions, the accuracy of each party’s representations and warranties and each party’s compliance with its obligations and covenants under the Purchase Agreement. The Transaction contemplated by the Purchase Agreement does not require the approval of the Company’s stockholders. Subject to the satisfaction or waiver of the foregoing conditions and the other terms and conditions contained in the Purchase Agreement, the Transaction is expected to close in the fourth calendar quarter of 2017 (which is the second quarter of fiscal 2018 for the Company).
The foregoing descriptions of the Purchase Agreement and the Transaction do not purport to be complete and are qualified in their entirety by reference to the Purchase Agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated herein by reference. The Purchase Agreement contains representations and warranties by each of the parties thereto, which were made only for purposes of that agreement and as of specified dates. The representations, warranties and covenants in the Purchase Agreement were made solely for the benefit of the parties to the Purchase Agreement; are subject to limitations agreed upon by the contracting parties, including, without limitation, being qualified by confidential disclosure schedules; may have been made for the purposes of allocating contractual risk among the parties to the Purchase Agreement instead of establishing these matters as facts; and are subject to standards of materiality applicable to the contracting parties that may differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, Buyer, Seller or the Seller Parties or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Item 3.02 Unregistered Sales of Equity Securities.
The information contained above in Item 1.01 is hereby incorporated by reference into this Item 3.02. The shares of Preferred Stock and the shares of common stock issuable upon conversion of the shares of the Preferred Stock are expected to be offered and sold by the Company pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), provided by Section 4(a)(2) thereunder. Each of the Seller Parties has provided a written representation to the Company that they qualify as an “accredited investor” as that term is defined in Rule 501 under the Securities Act.
Item 3.03 Material Modifications of Rights of Security Holders.
The Company expects to file a Certificate of Designations of Series A Convertible Participating Cumulative Perpetual Preferred Stock (the “Certificate of Designations”) with the Secretary of State of the State of Delaware. Each share of Preferred Stock will have a purchase price and an initial stated value of $1,000.00 (“Stated Value”). Upon the effectiveness of the Certificate of Designations, each holder of Preferred Stock will be entitled to receive cash dividends, when and if declared by the Company’s Board of Directors, equal to 3.5% per annum of the Stated Value of such share in effect on the applicable regular dividend record date (“Regular Dividends”). Regular Dividends on each share of Preferred Stock will begin to accrue from, and including, the closing date (or, if later, the date such share is originally issued); and if not declared and paid, will be cumulative. Dividends on the Preferred Stock will accrue on the Stated Value of each share of Preferred Stock until the earlier of conversion or a liquidation event.
Subject to certain limitations, each share of Preferred Stock will have the right to convert into the number of shares of the Company’s common stock (par value $1.00 per share) equal to the Stated Value divided by the Conversion Price. The “Conversion Price” will be 122.5% of the average of the VWAP per share of the Company’s common stock for the 20 consecutive VWAP trading days ending on, and including, the VWAP trading day immediately before the closing date (subject to proportionate adjustments for stock splits, dividends and combinations and similar transactions).
Each share of Preferred Stock may be converted at the election of the holder thereof (i) upon a change of control of the company or (ii) as follows: of the initial 21,000 shares of Preferred Stock, (x) 4,200 shares may be converted beginning one year after the closing date, (y) 6,300 additional shares may be converted beginning two years after the closing date, and (z) the remaining 10,500 shares may be converted beginning three years after the closing date.
In addition, the Company will have the right, at any time on or after the first anniversary of the closing date, to cause all, but not less than all, of the outstanding shares of Preferred Stock to automatically convert, if the last reported sale price per share of the Company’s common stock exceeds the Conversion Price on each of at least 20 trading days during the 30 consecutive trading days ending on, and including, the trading day immediately prior to the date the Company sends the related conversion notice.
In the event of any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, the holder(s) of Preferred Stock will be entitled to receive, per share of Preferred Stock, out of the assets of the Company or proceeds thereof legally available for distribution to the Company’s stockholders, before any distribution of such assets or proceeds is made or set aside for the holders of junior stock, an amount equal to the Preferred Stock liquidation preference. The liquidation preference will be the greater of the (x) the Stated Value, plus accrued and unpaid Regular Dividends, per share of Preferred Stock as of the date the liquidation preference is paid, and (x) the amount, per share of Preferred Stock, that the holder thereof would have received is such holder had converted such share into the Company’s common stock immediately before such liquidation, dissolution or winding up.
Except as otherwise required by applicable law, each share of Preferred Stock outstanding will entitle the holder(s) thereof to vote together with the holders of the Company’s common stock on all matters submitted for a vote of, or consent by, holders of the Company’s common stock. For these purposes, each holder will be deemed to be the holder of record, on the record date for each such vote or consent, of a number of shares of the Company’s common stock equal to the quotient (rounded down to the nearest whole number) obtained by dividing (i) the aggregate Stated Value of the shares of Preferred Stock held by such holder on such record date by (ii) the Conversion Price in effect on such record date.
A copy of the form of the Certificate of Designations that will be filed with the Secretary of State of the State of Delaware is attached hereto as Exhibit 3.1 and incorporated herein by reference. The foregoing description of the Certificate of Designations is qualified in its entirety by reference to Exhibit 3.1 attached hereto.
Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
The Company expects to file with the Secretary of State of the State of Delaware the Certificate of Designations attached hereto as Exhibit 3.1 and incorporated herein by reference. The Certificate of Designations will establish and designate the Preferred Stock and the rights, preferences, privileges and limitations thereof.
Item 7.01 Regulation FD Disclosure.
On August 21, 2017, the Company issued a press release announcing that it has entered into the Purchase Agreement. The press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.
Management of the Company will host an investor conference call on August 22, 2017 at 8:00 a.m. Eastern time (7:00 a.m. Central time) to discuss this announcement and the prepared slide presentation attached hereto as Exhibit 99.2 and incorporated herein by reference. The call will be open to all interested investors through a live audio web broadcast via the Internet at the Company’s website www.farmerbros.com under “Investor Relations.” The call also will be available to investors and analysts by dialing (844) 423-9890 or international callers may dial (716) 247-5805. The passcode/ID is 71857769 within the U.S. and Canada.
The audio-only webcast and slide presentation will be archived for approximately 30 days on the Investor Relations section of the Company’s website. The audio-only webcast will be available approximately two hours after the end of the live webcast.
As provided in General Instruction B.2. of Form 8-K, the information and exhibits furnished pursuant to Item 7.01 of this report are being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, and shall not be incorporated by reference into any registration statement or other document filed pursuant to the Securities Act or the Exchange Act, regardless of any general incorporation language in such filing. In addition, the exhibits furnished herewith contain statements intended as “forward-looking statements” that are subject to the cautionary statements about forward-looking statements set forth in such exhibits.
Item 9.01 Financial Statements and Exhibits.
(d)    Exhibits

Exhibit No.	Description
3.1	Form of Certificate of Designations of Series A Convertible Participating Cumulative Perpetual Preferred Stock of Farmer Bros. Co.
10.1	Asset Purchase Agreement, dated as of August 18, 2017, by and among Farmer Bros. Co., Boyd Assets Co., Boyd Coffee Company, and each of the parties set forth on Exhibit A thereto
99.1	Press Release of Farmer Bros. Co. dated August 21, 2017
99.2	Boyd Coffee Company Slide Presentation

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated:    August 21, 2017

FARMER BROS. CO.

By:	/s/ David G. Robson
David G. Robson
Treasurer and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
3.1	Form of Certificate of Designations of Series A Convertible Participating Cumulative Perpetual Preferred Stock of Farmer Bros. Co.
10.1	Asset Purchase Agreement, dated as of August 18, 2017, by and among Farmer Bros. Co., Boyd Assets Co., Boyd Coffee Company, and each of the parties set forth on Exhibit A thereto
99.1	Press Release of Farmer Bros. Co. dated August 21, 2017
99.2	Boyd Coffee Company Slide Presentation